PRESS RELEASE
Plantronics Reports Record Revenue and Earnings for
Fiscal Year 2005

FOR INFORMATION, CONTACT: Jon Alvarado Treasurer and Director, Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE April 26, 2005

SANTA CRUZ, CA. - April 26, 2005 - Plantronics, Inc., (NYSE: PLT) today announced record revenues of $560 million for fiscal year 2005, an increase of 34% from $417 million in fiscal 2004. For the year as a whole, operating income was $126.6 million in comparison to $84.8 million in fiscal 2004, and operating margin was 22.6% compared to 20.3% last year. Earnings per share increased approximately 50% to $1.97 in comparison to $1.31 in fiscal 2004.

Ken Kannappan, President and CEO, noted, “Wireless, the convergence of audio and entertainment and Plantronics’ place in the market today gives us the unprecedented opportunity to apply our innovative technologies and designs to create compelling communications solutions.  Our ability to innovate is evident in products like our wireless headsets, a family of solutions with the power to give people the freedom to communicate effectively wherever they are.    As a result, our revenues from wireless headsets nearly doubled in fiscal 2005 compared to fiscal 2004.   Our innovation is also apparent in the new family of Bluetooth products we announced at CeBIT & CTIA, which were met with an overwhelmingly positive response.  Looking forward to fiscal 2006, we expect to see the growth trends in wireless continue, especially with the increased adoption of Bluetooth solutions in the U.S. and the convergence of entertainment, data and audio devices.”

“During the year, we also developed new products for gaming enthusiasts and participated in the growing but still nascent interactive gaming category. We increased our global presence and saw revenue grow in all the major geographies we serve. Our new products were well-received and contributed substantially to the $92 million increase in our office and contact center product revenues, to the $33 million increase in our mobile headset revenues and to the $16 million increase in our gaming and computer product revenues,” Kannappan concluded.

Fourth quarter revenues increased 22% to $147.8 million in comparison to $121.4 million in the fourth quarter of fiscal 2004. Plantronics' diluted earnings per share were $0.56 for the fourth quarter in comparison to $0.42 in the fourth quarter of fiscal 2004. Earnings per share benefited from a lower effective tax rate than prevailed during the first three quarters of fiscal 2005. Earnings per share in the fourth quarter of fiscal 2004 also benefited from a lower effective tax rate than had prevailed during the first three quarters of fiscal 2004.

In total, our results for the fourth fiscal quarter were above the guidance we issued on January 18th, which called for revenues of $140 to $145 million, and earnings per share of $0.49 to $0.55. Operationally, gross and therefore operating margins were lower than our guidance due to the overall product mix as well as to the effect of inventory reductions. Revenues from mobile headsets were higher than we expected, though down sequentially as anticipated. Seasonality contributed to the sequential decline while the stronger performance than expectations was primarily the result of our success reducing inventories of current generation Bluetooth headsets. Revenues from the popular and still growing CS50 and CS60, and their variants, reached an annual run rate in excess of $100 million in the quarter.

Barbara Scherer, SVP and CFO, said, "During fiscal 2005, we exceeded our goal of making at least a 21% operating margin, ending the year at 22.6% with a fourth quarter level of 20.8%. We made progress on many fronts and saw our best year ever in terms of revenues from new products. Even with the start-up costs associated with our China factory and design center, our commitment to a major branding program and a significant increase in our planned level of R&D spend including the acquisition of Octiv Technologies, we believe an operating margin goal of 20% or better is reasonable for fiscal 2006 and probably beyond. I believe we are well-positioned for revenue and earnings growth over the long term.”

“We are pleased to report that we reduced inventory by $14.9 million during the quarter and achieved inventory turns of 4.9. Although we need and plan to make further improvements in our processes to improve turns, we believe a target of 5 turns remains reasonable for the balance of fiscal 2006. Our earnings coupled with reductions in inventory enabled us to generate cash flow from operations of approximately $45.9 million in the quarter bringing the full year total to $93.6 million. During the quarter, we were active under our 15th share repurchase program, repurchasing 770,100 shares for a total of approximately $28.5 million at a weighted average purchase price of $36.97, and completed the program during the first half of April. Since that time, the Board approved a further 1 million share repurchase program and we currently have 820,000 shares remaining authorized for repurchase under what is now our 16th share repurchase plan,” said Scherer.

“Finally, due to a number of factors, we had a very low effective tax rate in the quarter. We concluded the international tax planning work that we mentioned in our January 18 press release, and we concluded certain tax audits for prior fiscal years with our tax positions upheld. The combination of the international tax planning work and the favorable outcome of our tax audits led to an effective rate of 7.6% for the quarter, bringing our full year rate to 23.1%. While it is difficult to predict the rate for fiscal 2006 given the mix of tax jurisdictions in which we operate, we are currently estimating a rate of approximately 27%,” Scherer concluded.

Business Outlook

The following statements are based on current expectations. Many of these statements are forward-looking, and actual results may differ materially.

We consider the trends in sell-through of our U.S. commercial distributors of office and contact center products an important indicator of demand. For the March quarter, this group of distributors reported to us an increase in sell-through of 22% in comparison to the March quarter last year, and 7% growth sequentially. Our level of revenues to this group of distributors was modestly higher than their level of reported sell-through with channel inventory levels therefore remaining largely unchanged.

We have a “book and ship” business model whereby we ship most orders to our customers within 48 hours of our receipt of those orders, and we thus cannot rely on the level of backlog to provide visibility into potential future revenues.

Based on all of the foregoing, we are currently expecting:

•	Revenues for the first quarter of fiscal 2006 to be in the range of $148 - $153 million.

•	Earnings per share for the first quarter of fiscal 2006 to be in the range of $0.43 - $0.46.

Branding and Marketing Update: Headsets are becoming mainstream. To address this growing opportunity, it is important that we build and extend our brand. As noted in our January 18, 2005 press release, we intend to launch a national, integrated marketing campaign in fiscal 2006 focusing on wireless office products. Since January, we have modified the planned timing of the launch and the associated expenses. We did incur approximately $1 million in expense in Q4 and now expect to incur very little additional expense in the first quarter, with the bulk of the remaining $9 million to be spent in Q2 and Q3 of fiscal 2006.

Plantronics does not intend to update these targets during the quarter or to report on its progress toward these targets. Plantronics will not comment on these targets to analysts or investors except by its next press release announcing its first quarter fiscal year 2006 results or by other public disclosure. Any statements by persons outside Plantronics speculating on the progress of the first quarter of the fiscal year will not be based on internal Company information and should be assessed accordingly by investors. The statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

Conference Call Scheduled to Discuss Financial Results
Plantronics has scheduled a conference call to discuss the contents of this release. The conference call will take place today, Tuesday, April 26 at 2:00 PM (PDT). All interested investors and potential investors in Plantronics stock are invited to participate. To listen please dial in five to ten minutes prior to the scheduled starting time and refer to the "Plantronics Conference Call." Participants from North America should call (888) 301-8736 and other participants should call (706) 634-7260.

A replay of the call with the conference ID #2150394 will be available for 72 hours at (800) 642-1687 for callers from North America and at (706) 645-9291 for all other callers. The conference call will also be simultaneously web cast at www.plantronics.com under Investor Relations, and the web cast of the conference call will remain available at the Plantronics Web site for thirty days.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Certain statements in this press release, including our expectation of a continued strong trend in our revenues from wireless headsets, our target for fiscal 2006 operating margins, the estimated tax rate for fiscal 2006, our current expectations and projections for revenues and earnings for the June quarter, our target inventory turns of 5, other statements under the caption "Business Outlook" above, and the timing and amount of expenses for our wireless marketing campaign, are forward-looking statements based on current information and expectations. Achievement of the results projected above is subject to a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those projected are:

•
The demand for wireless headsets may not continue to develop as we anticipate and that could lead to lower or more volatile revenue and earnings, excess inventory and/or the inability to recover the associated development costs;

•	A softening of the level of market demand for our products within our core contact center market and/or in the newer office, mobile, gaming, computer and residential markets;

•	A slowing in national or international economic growth, resulting in a reduction in the overall level of demand for our products;

•	The actions of existing and/or new competitors, especially with regard to pricing and promotional programs;

•	The inability to successfully develop, manufacture and market new products;

•	The entry of new competitors which could be spurred by changes in the regulatory environment, particularly laws requiring the use of hands-free devices by drivers when using cellular telephones;

•	Variations in sales and profits in higher tax, as compared to lower tax, jurisdictions;

•	A decrease in the liquidity of our customers caused by general economic conditions that may impact their ability to pay amounts due us;

•	Fluctuations in foreign exchange rates; and

•	Changes in the regulatory environment either as to headsets directly or as to the products, such as mobile phones, with which our products are used.

Additional risk factors include: our ability to meet the requirements of the Sarbanes-Oxley legislation, including Section 404 which requires attestation by management and its independent registered public accounting firm on the internal control environment; changes in the timing and size of orders from our customers; price erosion; increased requirements from retail customers for marketing and advertising funding; failure to match production to demand; interruption in the supply of sole-sourced critical components; continuity of component supply at costs consistent with our plans; failure of our distribution channels to operate as we expect; failure to develop products that keep pace with technological changes; the inherent risks of our substantial foreign operations; problems which might affect our principal manufacturing facility in Mexico; problems which might affect the timing and/or the ultimate outcome of our development efforts in China; the loss of the services of key executives and employees; further terrorist acts; and our nation's response to terrorist attacks and the effects of these activities on capital and consumer spending. For more information concerning these and other possible risks, please refer to the Company's Form 10-K filed on May 26, 2004, filings on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Summaries
The following related charts are provided:
•	Summary Consolidated Financial Statements
•	Summary Unaudited Income Statements and Related Data

About Plantronics
Plantronics introduced the first lightweight communications headset in 1962 and is recognized as the world leader in communications headsets. A publicly held company with approximately 3,600 employees, Plantronics is the leading provider of headsets to telephone companies and the business community worldwide. Plantronics headsets are also used widely in many Fortune 500 corporations and have been featured in numerous motion pictures and high-profile events, including Neil Armstrong's historic "One small step for man" transmission from the moon in 1969. Plantronics, Inc., headquartered in Santa Cruz, California, was founded in 1961 and maintains offices in 20 countries. Plantronics products are sold and supported through a worldwide network of authorized Plantronics marketing partners. Information about the Company and its products can be found at www.plantronics.com or by calling (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. Bluetooth is a trademark owned by Bluetooth SIG Inc., and is used by Plantronics under license. All other products or service names mentioned herein are trademarks of their respective owners.

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
	Quarter Ended		Year Ended
	March 31,	March 31,	March 31,	March 31,
	2004	2005	2004	2005

Net sales	$121,440	$147,822	$416,965	$559,995
Cost of sales	55,944	73,965	200,995	271,537
Gross profit	65,496	73,857	215,970	288,458
Gross profit %	53.9%	50.0%	51.8%	51.5%

Research, development and engineering	9,774	12,345	35,460	45,216
Selling, general and administrative	27,970	30,754	95,756	116,621
Total operating expenses	37,744	43,099	131,216	161,837
Operating income	27,752	30,758	84,754	126,621
Operating income %	22.9%	20.8%	20.3%	22.6%

Interest and other income (expense), net	(300)	346	1,745	3,739
Income before income taxes	27,452	31,104	86,499	130,360
Income tax expense	6,506	2,369	24,220	30,161
Net income	$20,946	$28,735	$62,279	$100,199

% to Sales	17.2%	19.4%	14.9%	17.9%

Diluted earnings per common share	$0.42	$0.56	$1.31	$1.97
Shares used in diluted per share calculations	50,068	51,026	47,492	50,821

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	March 31,
	2004	2005
ASSETS
Cash and cash equivalents	$55,952	$78,398
Marketable securities **	124,664	164,416
Total cash and marketable securities	180,616	242,814
Accounts receivable, net	64,344	87,558
Inventory, net	40,762	60,201
Deferred income taxes	13,967	8,675
Other current assets	10,938	7,446
Total current assets	310,627	406,694
Property, plant and equipment, net	42,124	59,745
Intangibles, net	3,440	2,948
Goodwill, net	9,386	9,386
Other assets	2,675	9,156
	$368,252	$487,929
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$19,075	$20,316
Accrued liabilities	36,469	39,775
Income taxes payable	5,686	8,401
Total current liabilities	61,230	68,492
Deferred tax liability	7,719	8,109
Long-term liability	-	2,930
Total liabilities	68,949	79,531
Stockholders' equity	299,303	408,398
	$368,252	$487,929

** Certain balances related to Auction Rate Securities have been reclassified to represent March 31, 2005 classifications

Summary of Unaudited Statements of Operations and Related Data

	Q103	Q203	Q303	Q403	FY03	Q104	Q204	Q304	Q404	FY04	Q105	Q205	Q305	Q405	FY05
Net sales	$80,268	$82,370	$86,811	$88,059	$337,508	$92,786	$95,117	$107,622	$121,440	$416,965	$131,370	$130,220	$150,583	$147,822	$559,995
Cost of sales	38,810	40,735	44,290	44,730	168,565	47,319	46,351	51,381	55,944	200,995	61,703	60,719	75,150	73,965	271,537
Gross profit	41,458	41,635	42,521	43,329	168,943	45,467	48,766	56,241	65,496	215,970	69,667	69,501	75,433	73,857	288,458
Gross profit %	51.6%	50.5%	49.0%	49.2%	50.1%	49.0%	51.3%	52.3%	53.9%	51.8%	53.0%	53.4%	50.1%	50.0%	51.5%

Research, development and engineering	8,250	8,164	9,004	8,459	33,877	8,605	8,247	8,834	9,774	35,460	10,044	10,838	11,989	12,345	45,216
Selling, general and administrative	19,606	19,763	20,939	20,297	80,605	21,153	22,984	23,649	27,970	95,756	28,920	25,305	31,642	30,754	116,621
Operating expenses	27,856	27,927	29,943	28,756	114,482	29,758	31,231	32,483	37,744	131,216	38,964	36,143	43,631	43,099	161,837

Operating income	13,602	13,708	12,578	14,573	54,461	15,709	17,535	23,758	27,752	84,754	30,703	33,358	31,802	30,758	126,621
Operating income %	16.9%	16.6%	14.5%	16.5%	16.1%	16.9%	18.4%	22.1%	22.9%	20.3%	23.4%	25.6%	21.1%	20.8%	22.6%

Income before income taxes	14,535	13,980	13,144	15,101	56,760	16,201	17,676	25,170	27,452	86,499	31,038	34,271	33,947	31,104	130,360
Income tax expense	4,361	2,450	3,943	4,530	15,284	4,860	5,303	7,551	6,506	24,220	8,691	9,596	9,505	2,369	30,161

Income tax expense as a percent of income before taxes	30.0%	17.5%	30.0%	30.0%	26.9%	30.0%	30.0%	30.0%	23.7%	28.0%	28.0%	28.0%	28.0%	7.6%	23.1%

Net income	10,174	11,530	9,201	10,571	41,476	11,341	12,373	17,619	20,946	62,279	22,347	24,675	24,442	28,735	100,199
Diluted shares outstanding	47,722	47,298	46,197	45,190	46,584	45,077	46,372	47,501	50,068	47,492	50,428	50,638	51,365	51,026	50,821
EPS	$0.21	$0.24	$0.20	$0.23	$0.89	$0.25	$0.27	$0.37	$0.42	$1.31	$0.44	$0.49	$0.48	$0.56	$1.97

Net revenues from unaffiliated customers:
Office and contact center	61,568	59,742	58,644	64,404	244,358	62,080	64,192	66,776	80,840	273,888	82,815	86,204	92,469	104,847	366,335
Mobile	10,125	11,779	16,145	12,039	50,088	18,518	18,370	29,528	25,914	92,330	34,458	28,815	35,469	26,519	125,261
Gaming and Computer	2,605	4,429	5,679	5,781	18,494	5,463	5,679	5,807	6,752	23,701	6,992	8,515	15,259	9,037	39,803
Other specialty products	5,970	6,420	6,343	5,835	24,568	6,725	6,876	5,511	7,934	27,046	7,105	6,686	7,386	7,419	28,596

Net revenues by geographical area
from unaffiliated customers:
Domestic	55,614	57,426	57,013	58,889	228,942	64,924	64,929	66,484	80,880	277,217	89,088	89,375	100,587	96,480	375,530
International	24,654	24,944	29,798	29,170	108,566	27,862	30,188	41,138	40,560	139,748	42,282	40,845	49,996	51,342	184,465

Balance Sheet accounts and metrics:
Accounts receivable, net**	43,450	50,445	50,946	49,605	49,605	49,285	51,364	63,612	64,344	64,344	68,039	73,345	89,178	87,558	87,558
Days sales outstanding	49	55	53	51		48	49	53	52		47	51	53	53
Inventory, net	37,695	35,659	34,884	33,758	33,758	37,510	37,764	39,178	40,762	40,762	47,418	65,940	75,074	60,201	60,201
Inventory turns	4.1	4.6	5.1	5.3		5.0	4.9	5.2	5.2		5.2	3.7	4.0	4.9
** Certain balances related to other receivables have been reclassified from accounts receivable, net to other current assets, to represent March 31, 2005 classifications.